Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A
(Form Type)

BLACKSTONE PRIVATE CREDIT FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	—	—
Fees Previously Paid	$2,090,466,236(1)	0.00015310	$320,050.38(2)
Total Transaction Valuation	$2,090,466,236
Total Fees Due for Filing			$320,050.38
Total Fees Previously Paid			$320,050.38
Total Fee Offsets			—
Net Fee Due			$0.00

(1)    The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest of Blackstone Private Credit Fund (the “Fund”). The fee of $320,050.38 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-91801) on May 2, 2025.

(2)    Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—